                                 IPA AGREEMENT

    THIS AGREEMENT, effective as of             , is by and between MedServ
of Connecticut, Inc., a Connecticut corporation having a principal place of business at 1520 Highland Avenue, Cheshire, Connecticut ("MedServ") and MedServ IPA, Inc., a Connecticut corporation, having its principal place of business at 1520 Highland Avenue, Cheshire, Connecticut (the "IPA").

                                WITNESSETH THAT

    WHEREAS, MedServ is obligated, on behalf of Physicians Care for Connecticut, Inc. ("Physicians Care") to provide a network of qualified physicians who will provide or arrange provide medical and surgical services to Physicians Care's Enrollees, as hereinafter defined; and

    WHEREAS, the IPA operates a network of physicians in the State of Connecticut and desires to make such network available to MedServ to provide medical and surgical services to Physicians Care Enrollees; and

    WHEREAS, IPA and MedServ desire and intend to secure a mutually productive relationship from the operation of such network;

    NOW, THEREFORE, MedServ and the IPA agree as follows:

    1. DEFINITIONS. For the purposes of this Agreement, in the event that any of the definitions contained or referenced in this Section 1 shall conflict with the definitions of the same terms set forth in Physicians Care's Subscriber Agreement, as amended from time to time, the definitions provided in the Subscriber Agreement shall prevail.

    1.1. "Authorized Care" means those Covered Services which have been authorized for an Enrollee by the Enrollee's Primary Care Physician, or as required under the applicable Subscriber Agreement.

    1.2. "Care Manager" means a person licensed to practice medicine by the applicable state licensing board who (a) (i) is board eligible or board certified in internal medicine, family medicine, general practitioner, or pediatrics, or (ii) meets such other standards as determined by MedServ or Physicians Care from time to time, and (b) devotes significant practice time to providing primary care services or managing the delivery of other medical services with a capability to make preliminary diagnoses or to provide treatment of medical and healthcare needs, without limitation by problem origin, organ system or gender, to arrange for delivery of all necessary care and to satisfy other requirements as established in policy recording relating to qualifications of Care Managers. Psychiatrists may serve as a Care Manager for mental health benefits.

    1.3. "Covered Services" means those Medically Necessary healthcare services and supplies which an Enrollee is entitled to receive under a Physicians Care health benefit plan and which are described and defined in the Enrollee's Subscriber Agreement.

    1.4. "Dependent" shall have the meaning assigned to it in the Enrollee's Subscriber Agreement.

    1.5. "Emergency Services" means those healthcare services provided to an Enrollee in the event of the sudden onset of an illness or injury requiring immediate medical or surgical care to prevent serious impairment of health, or where taking the time to call his or her Care Manager might place the Enrollee's life in danger. Heart attacks, strokes, poisoning, loss of consciousness, and convulsions are examples of emergencies.

    1.6. "Enrollee" means a person entitled to receive Covered Services under the terms of an applicable Subscriber Agreement. For purposes of this Agreement, an Enrollee includes any person for whom Physicians Care or its designee provides, arranges, and/or finances managed healthcare or administrative services. 1.7. "Enrollee Co-payment" means the amount that may be charged by Physicians to an Enrollee

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at the time of providing Covered Services to the Enrollee as provided in the
Enrollee's Subscriber Agreement.

    1.8. "Fiscal Year" means the fiscal year of Physicians Care, commencing on each January 1st and ending on each December 31st.

    1.9. "IPA Physician" means a physician who is a member in good standing of the IPA.

    1.10. "Medically Necessary" means medical treatment required by an Enrollee as determined in accordance with accepted medical and surgical practices and standards prevailing at the time of treatment and in conformity with the professional and technical standards adopted by the Quality Care Committee.

    1.11. "Non-Covered Services" means healthcare services which are not Covered Services.

    1.12. "Physician" means any person duly licensed under applicable laws and regulations to practice medicine.

    1.13. "Physicians Care Administrative Manual" or "Manual" means the documents setting forth procedures for administration of Physicians Care health benefit plans and which are incorporated by reference herein. The Manual contains claims submission, medical management and discharge planning procedures, recredentialing criteria, Enrollee grievance and appeal procedures, and other information. MedServ reserves the right, at its sole discretion, to modify the Manual from time to time. If any provision of the Manual is inconsistent with the terms of the Subscriber Agreement, the terms of the Subscriber Agreement shall prevail. The IPA hereby acknowledges receiving a copy of the Manual.

    1.14. "Service Area" means the State of Connecticut, or such other areas or locales in which Physicians Care may be licensed to do business as a Health Maintenance Organization.

    1.15. "Subscriber" means the person who signs the application for Membership with Physicians Care and in whose name the subscription premium or service fee is paid. A Subscriber signs for himself or herself and any Dependents.

    1.16. "Subscriber Agreement" means the applicable contract between an individual, a family or an employer, trust or other entity on behalf of employees, retirees, affiliated persons, and Dependents, with Physicians Care or any of its affiliates, including all amendments thereto, under which the Subscriber, designated persons and their Dependents are entitled to receive Covered Services.

    2. NETWORK DEVELOPMENT. IPA agrees, on an exclusive basis on behalf of Physicians Care and subject to Section 18.2(b), to develop a network of qualified Physicians in each county of the Service Area as provided in Exhibit A covering such medical specialties and having such geographic distribution as required to serve the needs of Enrollees. Each Physician in the Network shall be permitted to participate in Physicians Care only after satisfaction of all credentialing requirements as established by Physicians Care. IPA agrees to provide to MedServ on a monthly basis a schedule of all IPA Physicians, specifically identifying any additions or deletions.

    3. PROVISION OF COVERED SERVICES. Subject to the provisions of this Agreement, the IPA agrees to establish a network of qualified Physicians in the Service Area covering all medical specialties and shall cause IPA Physicians to provide Covered Services to Physician Care Enrollees as follows:

        (a) subject to reasonable policies, procedures, and payment standards developed by MedServ, (i) to provide Covered Services within the scope of an IPA Physician's expertise and to the extent credentialed to provide such services and (ii) to arrange to provide and to authorize, where appropriate, the provision of Covered Services to Enrollees by other providers;

        (b) where medically appropriate and practicable, to authorize, manage, and review services provided outside the Service Area which are provided to Enrollees;

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        (c) to participate in the medical management and quality assurance programs developed by MedServ to administer and deliver Covered Services to Enrollees; and

        (d) to provide or arrange for the provision of Covered Services without discriminating among Enrollees, or between Enrollees and other patients on the basis of race, color, age, religion, gender, national origin, sexual preference, or HMO Membership, and to provide services to its patients with the highest regard for personal dignity.

    4. UTILIZATION MANAGEMENT AND QUALITY MANAGEMENT PROGRAMS. The parties agree to develop mutually agreeable Utilization Management and Quality Management Programs which the IPA shall adopt and implement in connection with services rendered by IPA Physicians. The IPA shall periodically make recommendations to MedServ concerning the types of Utilization Management and Quality Management Programs which the IPA believes are desirable.

    5. COMPENSATION TO IPA PHYSICIANS FOR MEDICAL SERVICES. Except for Enrollee Co-payments or any other charges specifically permitted by this Agreement or the applicable Subscriber Agreement including, without limitation, missed appointment charges and charges to Enrollees for Non-Covered Services, the IPA agrees that it will cause IPA Physicians to accept the compensation paid by Physicians Care as payment in full and to look solely to Physicians Care for compensation for Covered Services provided to Enrollees whenever Physicians Care is legally obligated to pay for Covered Services. Except as provided herein, the IPA shall not assert, and shall cause IPA Physicians not to assert, any claim or demand on Enrollees or Subscribers, for compensation for Covered Services provided to Enrollees hereunder whenever Physicians Care is legally obligated to pay for Covered Services. MedServ will use its best efforts to give the IPA notice of material defaults in payment of claims or administrative fees by health benefit plan sponsors other than Physicians Care (e.g., self-funded employers) that may have adverse consequences on the IPA. This provision shall survive the termination or expiration of this Agreement with respect to services provided prior to the effective date of such termination or expiration.

    The amount due to IPA Physicians for services rendered shall be the fee schedule, case rate or capitation payment amounts customarily paid by Physicians Care and in effect from time to time net of any co-payment, coinsurance or deductibles; provided, however, that if Physicians Care has a risk contract (the "Risk Contract") which is applicable to such IPA Participating Physicians, then the financial terms of such Risk Contract shall control.

    6. IPA PHYSICIAN CREDENTIALING AND QUALIFICATIONS. The IPA shall be responsible for assuring that its IPA Physicians meet the following qualifications:

        (a) LICENSURE. All Covered Services (other than Emergency Services) provided to Enrollees under this Agreement will be provided by IPA Physicians acting within the scope of their licenses, certifications or expertise and as credentialed. The IPA will ensure that all IPA Physicians meet continuing education and other similar requirements established by the professional organizations overseeing licensure or certification in their respective fields. The IPA will cooperate with MedServ to establish and maintain an auditable system to ensure that the requirements of licensure are met in a timely manner by all IPA Physicians.

        (b) CREDENTIALING. The IPA shall credential all IPA Physicians pursuant to Physicians Care policies and in accordance with all NCQA standards and guidelines. IPA shall maintain a full and complete credentialing file for each IPA Physician and shall provide MedServ and Physicians Care with access to or copies of such file on its reasonable request.

        (c) PRIVILEGES. The IPA shall ensure that each IPA Physician providing inpatient services under this Agreement has taken or will take all steps necessary to obtain and maintain hospital privileges at a hospital and or such other healthcare facilities which have an effective participation agreement with Physicians Care.

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        (d) CENSURE OR SUSPENSION. The IPA shall immediately notify MedServ in the event that any IPA Physician is disciplined by the applicable state licensing agency charged with licensing physicians or any healthcare facility, is censured by or expelled from any county medical society, or has his or her privileges at any healthcare facility suspended, revoked, restricted, made probationary, or otherwise diminished in any way, including resignation or non-renewal. The IPA shall also immediately notify MedServ in the event that any IPA Physician's participation with the IPA is terminated in any way.

        (e) PEER GROUP MONITORING. In addition to ensuring that all IPA Physicians comply with the above requirements evidencing licensure, the IPA shall, with the assistance of MedServ, develop peer group monitoring systems to ensure that all IPA Physicians function in a competent and professional manner when providing Covered Services and comply with professionally recognized quality of care standards.

    The IPA shall also maintain all licenses, permits and registrations which may be required by law in order for the IPA to provide services under this Agreement.

    7. IPA COMPENSATION FOR SERVICES. The IPA shall be compensated pursuant to Exhibit B for administrative services provided pursuant to this Agreement.

    8. ENROLLEE SELECTION OF CARE MANAGER. If required pursuant to Physicians Care's Subscriber Agreements, Physicians Care may require each Enrollee to select a Care Manager to be primarily responsible for the coordination of the Enrollee's overall healthcare as his or her "Care Manager," and to allow reasonable changes to such selection. Subject to the right of an IPA Physician to close his/her panel to new patients upon reasonable notice, each Enrollee may select the Care Manager of said Enrollee's choice.

    9. NOTIFICATION OF CHANGES. The IPA agrees to provide MedServ with reasonable notice of any material change to be made in the structure or operation of the IPA.

    10. INSURANCE. The IPA shall have and maintain policies of professional liability insurance in amounts and on terms reasonably satisfactory to MedServ, and the IPA shall have and maintainadequate casualty insurance on its real and personal property. Currently, the IPA maintains the following insurance coverages:

COVERAGE                                                 PER OCCURRENCE LIMIT  AGGREGATE LIMIT
-------------------------------------------------------  --------------------  ---------------
Directors' and Officers' Liability.....................     $    1,000,000                N/A
General Liability
Professional Liability.................................     $    1,000,000      $   1,000,000
Excess Professional Liability..........................     $    1,000,000      $   1,000,000

    To the extent available at commercially reasonable rates, IPA shall cause MedServ to be a named insured under any such policy. The IPA shall notify MedServ of any material changes in this coverage and shall provide MedServ, upon request, with evidence of such coverage. In the event any policy is a "claims made" policy, IPA agrees to purchase an appropriate "tail" policy upon termination of this Agreement or any such policy.

    11. FINANCIAL REPORTING. The IPA shall have annual financial statements which accurately reflect the financial condition of the IPA prepared and delivered to MedServ within 120 days after the end of each of the IPA's fiscal years. Upon request, MedServ shall permit a reasonable extension of the deadline. The annual financial statements shall be prepared in accordance with generally accepted accounting principles and shall be audited or reviewed by a firm of certified public accountants reasonably acceptable to MedServ. The IPA's annual financial statements shall include at least the following elements:

        (i) Balance Sheet;

        (ii) Income Statement;

       (iii) Statement of Changes in Cash.

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    12. INSOLVENCY.

    (a) PAYMENTS OR DISTRIBUTIONS WHILE INSOLVENT. With the consent of MedServ, which consent shall not be unreasonably withheld, the IPA will not make any form of payment or distribution to IPA Physicians if the IPA is at that time not generally meeting its debts as they come due, or if making such payment or distribution would render the IPA unable generally to meet its debts as they come due or render it unable to meet its obligations under this Agreement, or would cause the IPA to have a negative net worth.

    (b) PHYSICIANS CARE INSOLVENCY. Notwithstanding anything to the contrary contained herein, in the event that Physicians Care becomes unable generally to meet its debts as they come due or is insolvent as determined by the Insurance Commissioner, the IPA agrees that it shall cause IPA Physicians to continue to provide or to arrange for the provision of Covered Services to Enrollees in accordance with the terms of this Agreement for the period for which premiums have been paid to Physicians Care by or on behalf of Enrollees.

    13. OTHER PAYMENTS.

    13.1 ENROLLEE PAYMENTS. IPA Physicians may charge to Enrollees any Enrollee Co-payments permitted by the applicable Subscriber Agreement. The IPA Physicians may also bill Enrollees a reasonable charge for missed appointments in accordance with the applicable Subscriber Agreement and may bill for Non-Covered Services in accordance with the Manual.

    13.2 COORDINATION OF BENEFITS AND SUBROGATION. The IPA shall cause IPA Physicians to cooperate with coordination of benefits and subrogation policies and procedures established by MedServ or Physicians Care. Physicians Care shall not make any payment in excess of the amount Physicians Care would be obligated to make as if the primary payor. If Physicians Care pays as the primary payor and subsequently determines that another party is liable to make payments as primary payor, the IPA Physician agrees to remit to Physicians Care any excess payment. Physicians Care may set off against payments otherwise due the IPA Physician the amount of such excess payment.

    14. MEDSERV OBLIGATIONS AND RIGHTS.

    (a) ADMINISTER PLAN. MedServ agrees that the maintenance of appropriate administrative, marketing, and actuarial systems and the employment of qualified personnel are essential parts of its obligations under this Agreement.

    (b) ENROLLEE ORIENTATION AND EDUCATION. MedServ or Physicians Care, as applicable, shall be responsible for advising Enrollees of their rights and obligations under the applicable Subscriber Agreement as promptly as practicable after they become Enrollees. IPA shall cause IPA Physicians to cooperate in responding to Enrollee inquiries regarding their rights and obligations under applicable Subscriber Agreements.

    (c) LICENSES AND PERMITS. MedServ, on behalf of Physicians Care, shall obtain and keep in full force and effect throughout the term hereof all necessary licenses and permits with respect to the operation of MedServ and/or Physicians Care and, if requested by IPA, provide copies thereof to the IPA at MedServ's expense.

    (d) MANAGEMENT INFORMATION DATA. MedServ agrees to provide the IPA with computer hardware adequate to access directly the IPA-specific database maintained by MedServ relating to Covered Services provided to Enrollees and to provide direct access to said database, including enrollment data and data on referral authorizations and referral accounts payable. MedServ also agrees to provide the IPA with the management information reports listed in Exhibit C.

    (e) ENROLLEE SATISFACTION SURVEYS. MedServ and the IPA agree to jointly develop and the IPA shall administer and utilize a regular program of Enrollee satisfaction surveys to analyze Enrollee perception of

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the quality of services provided by Participating Providers and to take such reasonable steps as may be necessary to correct any deficiencies revealed by such surveys.

    15. INDEMNIFICATIONS.

    15.1 INDEMNIFICATION BY MEDSERV. MedServ agrees to indemnify, defend, and save harmless the IPA, its officers, directors and employees, from and against any and all claims, costs, liabilities, losses and damages made against or suffered by them, or any or all of them, arising out of or in any way connected with the operation or administration of MedServ, except those arising out of the conduct, acts, or omissions of the IPA, its officers, directors, employees, or agents, or of IPA Physicians.

    15.2 INDEMNIFICATION BY THE IPA. The IPA agrees to indemnify, defend, and save harmless MedServ, its affiliates and their officers, directors and employees, from and against any and all claims, costs, liabilities, losses, and damages made against or suffered by them, or any or all of them, arising out of or in any way connected with by the conduct, acts, or omissions of the IPA, its officers, partners, directors, employees, agents, independent contractors, or IPA Physicians.

    16. CONFIDENTIALITY.

    16.1 BY MEDSERV. MedServ agrees to comply with all applicable state and federal laws respecting the confidentiality of proprietary information, data, and other confidential or personal information concerning the medical, personal, or business affairs of Enrollees acquired in the course of providing or arranging for Physicians Care benefits. MedServ agrees to maintain the confidentiality of this Agreement and all financial, operating, proprietary or business information relating to the IPA which is not otherwise public information and shall respect the confidentiality of any information, not described above, specified in writing by the IPA as confidential information. MedServ shall exercise its best efforts to prevent any of its agents, employees, legal counsel, independent contractors or any other person involved in doing business with or controlled by MedServ from disclosing, using or transmitting to any other person or entity any of the above described information. Nothing herein shall prohibit MedServ from making any use, disclosure, or transmission of information to the extent that such use, disclosure, or transmission is necessary and appropriate to enable MedServ to perform its obligations under this Agreement, or is required by law or if such use, disclosure, or transmission is made to or by Physicians Care. MedServ shall include the substantive provisions of this paragraph in all written contracts for amounts in excess of ten thousand dollars ($10,000) between MedServ and its subcontractors, independent contractors, and agents. MedServ shall cause Physicians Care to obtain from Enrollees any general consent required for the release of medical information to IPA or IPA Physicians reasonably necessary for the administration of each Subscriber Agreement or this Agreement.

    16.2 BY THE IPA. The IPA agrees to comply with all applicable state and federal laws respecting the confidentiality of proprietary information, data, and other confidential or personal information concerning the medical, personal, or business affairs of Enrollees acquired in the course of providing or arranging for the provision of services hereunder and agrees to maintain the confidentiality of this Agreement and all financial, operating, proprietary or business information relating to MedServ or Physicians Care which is not otherwise public information. The IPA shall respect the confidentiality of any information, not described above, specified in writing by MedServ or Physicians Care as confidential information, and shall exercise its best efforts to prevent any of its agents, employees, legal counsel, independent contractors or any other person involved in doing business with or controlled by the IPA from disclosing, using or transmitting to any other person or entity any of the above described information. Nothing herein shall prohibit the IPA from making any use, disclosure, or transmission of information to the extent that such use, disclosure, or transmission is necessary and appropriate to enable the IPA to perform its obligations under this Agreement, or is required by law. The IPA shall include the substantive provisions of this paragraph in all written contracts for amounts in excess of ten thousand dollars ($10,000) between the IPA and its subcontractors, independent contractors, and agents.

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    IPA represents and warrants that it has obtained from each IPA Physician any consents necessary for the release to IPA of any information relating to such Physician's provision of healthcare services to Enrollees. IPA agrees to cause IPA Physicians to obtain from Enrollees any special consents required by law for the release to IPA, MedServ or Physicians Care of any medical information reasonably necessary for the administration of each Subscriber Agreement or this Agreement.

    17. TERM AND TERMINATION.

    17.1  TERM.  The term of this Agreement shall begin not later than thirty
(30) days after the first closing of the offering of Common Stock of Physicians Care and shall remain in effect for a period of ten (10) years (the "Initial Term"), unless terminated as provided herein. Thereafter, this Agreement shall be automatically renewed for a term of five (5) years (the "Renewal Term"), unless terminated as provided herein. The word "Term" as used in this Agreement without any modifier shall mean the Initial Term and the Renewal Term.

    17.2  TERMINATION.

    (a) FOR CAUSE TERMINATION. This Agreement may be terminated at any time (i) upon one hundred and eighty (180) days prior written notice, for breach hereof, provided that no breach shall be deemed to have occurred if the breaching party has cured said breach prior to the expiration of the notice period; or (ii) by MedServ if the IPA executes a Competitor Contract and Physicians Care determines in its reasonable judgment that the execution of such contracts is contrary to the best interests of Physicians Care.

    (b) TERMINATION OF EXCLUSIVE STATUS. The exclusive status granted to IPA pursuant to Section 2 hereof may be terminated at any time with respect to all or any portion of the Service Area in the event MedServ or the Board of Directors of Physicians Care determine in their reasonable judgment that the number of IPA Physicians is not sufficient to service the needs of Enrollees, in which case Physicians Care or MedServ may contract directly with Physicians.

    (c) TERMINATION OF PARTICIPATION OF IPA PHYSICIANS.

    The IPA shall ensure that no IPA Physician provides services to Enrollees upon the occurrence of the following:

        i. WITH CAUSE TERMINATION OF PARTICIPATION. If an IPA Physician violates or fails to comply with any of the material requirements of this Agreement, the IPA agrees to terminate the participation of the IPA Physician in Physicians Care upon thirty (30) days prior written notice as requested by MedServ or Physicians Care. If the breach is cured during such thirty (30) day period, then no breach shall be deemed to have occurred and this Agreement shall remain in effect. If the breach is not cured during such thirty (30) day period, then such IPA Physician shall no longer provide services to Physicians Care Enrollees hereunder.

        ii. IMMEDIATE TERMINATION OF PARTICIPATION. Notwithstanding any other provision of this Agreement to the contrary, the IPA shall, upon its own initiative or MedServ's request, immediately terminate an IPA Physician's provision of services to Enrollees hereunder in the event that the IPA
    Physician:

    - shall have his or her license to practice medicine revoked or subject to sanction;

    - is subject to the loss, suspension, or reduction of medical staff privileges at a hospital or federal or state controlled substance registrations; or

    - undertakes any activity which results or may be reasonably considered to place in jeopardy the life, health, or safety of patients, whether acting pursuant to this Agreement or otherwise.

    18.3  EFFECTS OF NOTICE OF TERMINATION.

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    (a) MedServ and the IPA will work together in good faith to plan cooperatively the manner in which the IPA will be phased out as Physicians Care's provider network, including, but not limited to, the procedure and timing of notice to IPA Physicians that this Agreement has been terminated including a process to enable IPA Physicians to execute a participation agreement directly with Physicians Care.

    (b) Upon termination, the IPA shall turn over to MedServ all tangible personal property, if any, belonging to MedServ and shall further make available to MedServ, at MedServ's expense, such information and copies of records as MedServ may reasonably request concerning Enrollees. Original medical records of Enrollees shall remain the property of IPA Physicians. MedServ shall turn over to the IPA all tangible personal property, if any, belonging to the IPA.

    19. DISPUTE RESOLUTION. MedServ and the IPA agree that the creation of a system for resolving disputes arising from performance under or interpretation of this Agreement is essential to the continuation of their relationship. Both parties agree to use good faith efforts to resolve such disagreements in the context of the following system:

        (a) INFORMAL DISPUTE RESOLUTION. The parties agree that a representative of the IPA will meet with a representative of MedServ to seek to resolve the issue or dispute. If an issue or dispute is not resolved within 30 days after the commencement of such a meeting, any party to the dispute may request the appointment of a mediator to assist the parties to resolve the issue.

        (b) MEDIATION. The parties agree to complete the selection of a mediator within 10 days following the receipt of the request for mediation by a party. The parties agree to cooperate in good faith in the mediator's efforts to assist the parties to resolve the issue. The parties agree to split the costs of mediation services equally between the two sides of the dispute. If the issue is not resolved within 45 days of the commencement of mediation, any party to the dispute may request arbitration.

        (c) ARBITRATION. A party requesting arbitration will do so in writing addressed to the other party. The parties agree to complete the selection of the arbitrator(s) within 10 days following receipt of the request by a party. If the parties fail to complete selection of the arbitrator(s) within the above time limits, the party requesting arbitration may request the American Arbitration Association to appoint an arbitrator. Immediately following the selection of an arbitrator, the parties will meet with the mediator to frame the issues to be placed before the arbitrator. The parties agree to be guided by the mediator in the process of framing the issues. The parties agree that arbitration proceedings will be commenced within 45 days of selection of the arbitrator(s) and concluded within 90 days of selection of the arbitrator(s). Unless otherwise agreed by the parties in writing, the arbitration hearings shall not last more than one day, with each party receiving equal time to present its case before the arbitrator. The arbitrator shall render a decision within 10 days after conclusion of the hearings. The decision of the arbitrator(s) shall be final and conclusive of the issue in dispute. The cost of the arbitrator's services will be allocated between the two sides of the dispute by the arbitrator(s). An arbitrator shall not be authorized to award punitive damages to any of the parties. All arbitration proceedings shall be conducted in the State of Connecticut.

                                 MISCELLANEOUS

    20. IPA'S COMPLIANCE WITH LAW. The IPA agrees to comply with all federal, state, and municipal laws, statutes, ordinances, orders, and regulations applicable to the conduct of its business and with professionally recognized quality of care standards.

    21. MEDSERV'S COMPLIANCE WITH LAW. MedServ shall operate itself and shall manager and operate Physicians Care in accordance with all laws, rules and regulations applicable thereto.

    22. RELATIONSHIP OF PARTIES. Each party is and shall continue to be an independent entity hereunder. Neither party is the agent or representative of the other, nor shall either party have any express or implied

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right or authority to assume or create any obligation on behalf of or in the name of the other, unless specifically authorized for the purpose.

    23. FORCE MAJEURE. Each party will make a good faith effort to meet its obligations under this Agreement in the case of an event beyond its control. These events include, but are not limited to, war, riot, civil insurrection, epidemic, public emergency, and natural disaster. Other causes include the partial or complete destruction of MedServ or IPA facilities. For the purposes of this Section 23, an event is not within the control of either MedServ or the IPA if neither one can exercise influence or control over its occurrence.

    24. GOVERNMENTAL ACTION. Both parties recognize the existence or potential existence of legislation or administrative rules and regulations or actions which may affect or impair the delivery of the services described herein by the IPA and/or IPA Physicians. The obligations of the IPA, the IPA Physicians and MedServ pursuant to the Agreement shall be subject to such legislation, rules, regulations and actions.

    25. RIGHTS OF ENROLLEES. The rights and benefits of Enrollees shall arise solely from the Subscriber Agreement. No rights or causes of action shall accrue to any Enrollee from the terms of this Agreement. The parties agree that no Enrollee is a third-party beneficiary hereof.

    26. ASSIGNMENT. This Agreement and the respective rights and obligations of the parties hereto may not be assigned or transferred in any manner without the prior express written consent of both parties, and, in the absence of such consent, any purported assignment shall be wholly void; provided, however, that either party may fulfill or perform any of obligations under this Agreement by or through contracts or subcontracts with third parties as long as the party to this Agreement remains primarily liable for performance hereunder.

    27. NOTICES. Any notice required under the terms of this Agreement shall be in writing and shall be sent by overnight mail addressed to each party at the address set forth below the signature of its officer affixed to the Agreement, or transmitted by facsimile to the officer who signed this Agreement on behalf of the respective parties. Any such notice shall be effective upon receipt.

    28. INTEGRATION CLAUSE. This Agreement constitutes the entire contract between the parties hereto and supersedes any prior agreements between the IPA and MedServ with respect to the arrangement of the provision of Covered Services to Enrollees after the date of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on this day of , 1997 in two or more copies for themselves and their successors by their duly authorized officers.

                                          MEDSERV FOR CONNECTICUT, INC.

                                          BY:  _________________________________

                                          MEDSERV IPA, INC.

                                          BY:  _________________________________

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